EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on December 31, 2018

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	4,091,107
Securities:	5,431
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	165,319
Premises and fixed asset	4,690

Other real estate owned:	392
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	55,199
Total Assets:	4,322,138

LIABILITIES	Thousands of Dollars
Deposits	3,688,737
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	48,112
Total Liabilities	3,736,849

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	398,090
Retained Earnings	186,677
Accumulated other comprehensive income	(478)
Total Equity Capital	585,289
Total Liabilities and Equity Capital	4,322,138